Exhibit 23.1

April 14, 2022

ENTREPRENEUR UNIVERSE BRIGHT GROUP

Suite 907, Saigao City Plaza Building 2

No. 170, Weiyang Road

Xi’an, China

Dear Sir or Madam:

We hereby consent to the reference of our name under the headings “Note,” “Item 1. Business - Corporate Structure,” “Item 1. Business – Recent Regulatory Developments,” and “Item 1A. Risk Factors – Risks associated with doing business in China,” in Entrepreneur Universe Bright Group’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2022.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

King & Wood Mallesons

/s/ King & Wood Mallesons